Exhibit 99.3

Shanghai iResearch Co., Ltd.
R701 Tower B, Zhongjin International, Caoxi North No. 333, Xuhui District
Shanghai, China

Ladies and Gentlemen,

We understand that DouYu International Holdings Limited (the “Company”) plans to file a registration statement on Form F-1 with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research reports titled “Global & Chinese Live Streaming and Game-Centric Live Streaming Market Report” (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the prospectus included in the registration statement on Form F-1 of the Company and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Summary,” “Industry Overview”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Business” sections; (ii) in any written correspondence with the SEC; (iii) in any other filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); (iv) in institutional and retail roadshows and other activities with the Proposed IPO; (v) on the websites of the Company and its subsidiaries and affiliates; and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of

Shanghai iResearch Co., Ltd.

/s/ Shanghai iResearch Co., Ltd.

April 22, 2019